                                  SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant    [ ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to Section 240.14a-12

                             Mylan Laboratories Inc.

                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn,
                   Barberry Corp., Hopper Investments LLC and
                         High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:


      2) Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      4) Proposed maximum aggregate value of transaction:


      5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:


      2) Form, Schedule or Registration Statement No.:


      3) Filing Party:


      4) Date Filed:

            High River Limited Partnership is sending a letter to shareholders of Mylan Laboratories, Inc., which letter is attached hereto as Exhibit A, and has issued a press release in connection therewith, which press release is attached hereto as Exhibit B.


SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF MYLAN LABORATORIES INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MYLAN LABORATORIES INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004 WITH RESPECT TO MYLAN LABORATORIES INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.


                                                                       EXHIBIT A


                         HIGH RIVER LIMITED PARTNERSHIP
                          767 FIFTH AVENUE - 47TH FLOOR
                            NEW YORK, NEW YORK 10153




                                              December 17, 2004




Dear Fellow Mylan Shareholder:

            We are strongly opposed to the proposed acquisition of King Pharmaceuticals Inc. by Mylan Laboratories Inc. In this regard, it is important to note that products responsible for nearly 66% of Kings net 2003 branded product sale and royalties may face generic competition from patent expiration and/or patent challenges in the next four years (see Attachment 1 to this letter for details).

            In order to help us evaluate the Mylan/King situation, we retained A.T. Kearney to provide us with a position paper on the pharmaceutical industry, Mylan and the proposed Mylan/King transaction. The report, which runs over 40 pages, was prepared with the participation of 5 senior members of the A.T. Kearney Pharmaceutical and Healthcare Practice. Among A.T. Kearney's conclusions is the following:

            "Mylan has significant opportunities to improve the financial performance of both its generic and branded businesses and achieve revenue and EBITDA growth that is at least comparable to its peers. The King acquisition does not address the key strategic imperatives necessary to substantially improve Mylan's performance across both business segments. Given Mylan's need to improve its position in the generic market and unlock the value of Nebivolol, the King acquisition will not meet these needs and should be avoided."

            As an alternative to the transaction with King, on November 19, 2004, we sent a letter to Mylan proposing an acquisition of Mylan at $20 per share. We indicated that we were prepared to enter into an acquisition contract with Mylan without requiring a break-up fee. This would allow Mylan to seek alternative buyers while we are doing customary due diligence. As we previously advised the Board, we anticipate contributing, together with our affiliates, $1.5 billion of the necessary equity. We are in discussions with a major financial institution regarding additional funding, and based upon those conversations, we are confident that once due diligence is provided, we would be able to submit to the Board a fully funded transaction.

            On December 10, we reaffirmed our $20 per share acquisition proposal. We also advised the Board that if they determine that Mylan cannot at this time put Mylan up for sale or grant due diligence because of the current King contract, we are willing to stand by our $20 per share proposal pending either the determination of Mylan shareholders to vote the King transaction down or the Board's determination that Mylan is legally free to put Mylan up for sale and grant due diligence. Rather than contact us, Mylan has indicated that it will not engage in discussions regarding our proposal. We continue to believe that our proposal presents an excellent alternative for Mylan shareholders to consider and we continue to stand by our $20 per share acquisition proposal. HOWEVER, WHETHER OR NOT MYLAN SHAREHOLDERS DESIRE TO PURSUE OUR PROPOSAL, WE BELIEVE THAT THE KING TRANSACTION SHOULD BE REJECTED BY MYLAN SHAREHOLDERS.

            We are not opposed to presenting Mylan shareholders with an opportunity for a legitimate vote on the King transaction. However, given the passage of time from the announcement of the proposed transaction we are very concerned that the Mylan Board, acting with the advice of its legal and financial advisors, may seek to avoid a shareholder vote by restructuring the transaction with King. Mylan could seek to do this, for example, by changing the transaction to include a lower component of Mylan stock and a cash payment by Mylan. IF YOU FEEL AS WE DO THAT ANY MYLAN/KING COMBINATION SHOULD BE PUT TO A VOTE OF MYLAN SHAREHOLDERS, PLEASE CONTACT OUR PROXY SOLICITORS, D.F. KING AT 800-269-6427 TO LET THEM KNOW OF YOUR CONCERNS.

            The Mylan Board has stated that "as fiduciaries" the Board seeks to take actions in the best interest of Mylan's shareholders. We do not believe it would ever be in the best interest of shareholders to complete a controversial transaction like the King deal without submitting it to a shareholder vote. IF MYLAN DOES DETERMINE TO ATTEMPT TO PROCEED WITH A TRANSACTION WITH KING WITHOUT SEEKING MYLAN SHAREHOLDER APPROVAL, REST ASSURED THAT WE WILL RESIST IT AND THAT WE WILL SEEK TO REPLACE THE MYLAN BOARD AS EARLY AS IS LEGALLY

PERMISSIBLE. WE WILL ALSO SEEK TO HOLD ALL OF MYLAN'S OFFICERS, DIRECTORS AND ADVISORS WHO WERE INVOLVED IN SUCH ACTION FULLY RESPONSIBLE AND WILL CHALLENGE ANY PURPORTED INDEMNITY PROTECTIONS UPON WHICH THEY MIGHT ATTEMPT TO RELY. WE ALSO PROMISE, IF WE GAIN CONTROL, TO CONDUCT A THOROUGH REVIEW OF THE "BUSINESS DEALS BETWEEN THE COMPANY AND OFFICERS, DIRECTORS OR THEIR RELATIVES" REFERRED TO IN THE PITTSBURGH POST-GAZETTE ARTICLE QUOTED BELOW. MYLAN HAS ACCUSED US OF ATTEMPTING TO INTIMIDATE THE MYLAN BOARD. WE ARE STATING PLAINLY THE ACTIONS WE WILL TAKE IF MYLAN ATTEMPTS TO PROCEED WITH A KING TRANSACTION WITHOUT SEEKING THE APPROVAL OF MYLAN SHAREHOLDERS. IF THIS IS INTIMIDATING TO THE MYLAN BOARD, THEN SO BE IT.

            Like you, we have a vested interest in Mylan and we mean to protect it. Although the Mylan Board continues to announce that they are acting "as fiduciaries," given their favorable treatment of Mr. Coury in the face of Mylan's performance relative to its largest competitors, and the questionable corporate governance practices at Mylan, discussed below, why should we trust them to do the right thing regarding the King transaction? As we have previously stated, from time to time, we take short positions in securities that we believe will fall in price. Mr. Coury has made much of the fact that we are short King stock, and therefore stand to benefit if the price of King stock falls. However, we point out to Mylan shareholders that while we are short only approximately
5.3 million shares of King, we own over 26 million shares of Mylan (an investment of in excess of $450 million dollars). Our interests are aligned with Mylan shareholders in protecting the value of Mylan. Contrast our position with that of Mr. Coury who, while boasting that he is a wealthy man, has only seen fit to purchase less than 2000 Mylan shares beyond those that were given to him by the Company.

            The A.T. Kearney report referred to above, indicates that for fiscal years 2002-2004, (years 2003 and 2004 being the "Coury years"), Mylan's revenue and EBITDA grew at a compounded annual growth rate of 11.6 percent and 10.7 percent, respectively, compared to 21 and 28 percent for its largest competitors. Given that performance, we would have expected Mr. Coury's compensation to suffer. However, in the 2003 fiscal year, Mylan paid Mr. Coury over $2.4 million in cash and stock options which Mylan reported as having a potential realizable value of between $12.7 and $32.7 million. In the 2004 fiscal year, Mr. Coury was paid over $3 million in cash and received restricted stock, which Mylan reported at a value of $6,150,375. We find this to be offensive and, given the fact that Mylan's generic segment revenue decreased by approximately 18 percent for the quarter ending September 30, 2004 over the results for September 30, 2003, it appears to us that the Board's apparent enthusiasm for existing management is misplaced.

            Corporate governance practices at Mylan have been subjected to criticism, as reported in the interactive edition of the Pittsburgh Post-Gazette on November 2, 2004:

                  GovernanceMetrics International, a New York firm that
            evaluates companies on corporate governance issues, ranks Mylan 2.5 on a scale of 1 to 10, with 10 being the best. It faulted the drug maker for compensation practices, lack of independent directors, and business deals between the company and officers, directors or their relatives, said Gavin Anderson, GovernanceMetrics chief executive officer.

                  Anderson cited the $2 million bonus Coury received in the
            fiscal year ended March 31, $1.1 million of which was guaranteed. His firm considers seven of Mylan's 11 directors non-independent. Five are current or former officers.

                  In the face of mounting criticism, more companies are putting more outsiders on their boards, believing shareholder interests are better served if more directors have fewer ties with management. Charles Elson, chairman of the University of Delaware's Weinberg Center for Corporate Governance said independent directors control 75 percent or more of the board seats at most companies.

                  Mylan has "an exceedingly high percentage of insiders or
            quasi-insiders compared to what's going on inside corporate America today," said Donald Hambrick, a management professor at Penn State's Smeal College of Business. "I can see why Icahn is trying to do what he is."

            As strong advocates for corporate democracy and shareholder rights for many years, we are extremely angered by events regarding Mylan stock. Recently, a New York based hedge fund, Perry Corp., made a filing with the Securities and Exchange Commission reporting its ownership of nearly 10% of Mylan's voting stock on a "hedged" basis. We are concerned that these hedging transactions may interfere with shareholders' legitimate expectations regarding "one person, one vote" and full enfranchisement for Mylan shareholders. We have recently commenced a lawsuit in the United States District Court for the Middle District of Pennsylvania to assure that voting of Mylan stock complies with applicable law. Rather than join us in pursuing this matter, as we believe they should, the Board of Mylan has instead indicated its intention to resist our lawsuit, despite the Board's protestations that it acts "as fiduciaries" in the best interests of Mylan's shareholders.

            MYLAN SHAREHOLDERS MUST BE ACTIVE AND VIGILANT IN PROTECTING THEIR RIGHTS AND THEIR INTERESTS IN MYLAN. WE URGE YOU TO OPPOSE THE PROPOSED MYLAN/KING TRANSACTION BY VOTING YOUR MYLAN SHARES AGAINST THE ISSUANCE OF MYLAN STOCK IN THE PROPOSED TRANSACTION.



                                           Very truly yours,



                                           High River Limited Partnership

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF MYLAN LABORATORIES INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MYLAN LABORATORIES INC. AND WILL BE AVAILABLE AT NO CHARGE AT

THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004 WITH RESPECT TO MYLAN LABORATORIES INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

                                  ATTACHMENT 1


            King has a concentrated portfolio of brand name drugs consisting mainly of five products: Altace(R); Skelaxin(R); Levoxyl(R); Thrombin(R) and Sonata(R). As reflected in the King annual report on Form 10-K for the year ended December 31, 2003 (the "King Annual Report") those products accounted for approximately 77% of the net 2003 branded product sales and royalties ("2003 Brand Sales")(1). The King Annual Report states that, "if we cannot successfully enforce our rights under the patents relating to three of our largest products, Altace(R), Levoxyl(R) and Skelaxin(R), or relating to our product Prefest(R), against generic drug manufacturers, our results of operations could be materially adversely affected". Relevant drugs are discussed below:

      - Altace(R) represents 38% of 2003 Brand Sales. Altace(R) may face generic competition as early as 2005 from the challenge of its patents by Cobalt Pharmaceutical, which filed with the FDA to obtain permission to market a generic version of Altace. In any event, the key Altace(R) patent expires in 2008.

      - Levoxyl(R) represents 10% of 2003 Brand Sales. In June and July 2004, the FDA approved applications by competitors to permit marketing of their products as equivalent to Levoxyl(R). King has stated that the FDA decision "will adversely affect net sales of Levoxyl(R), our results of operations and cash flows."

      - Skelaxin(R) represents 13% of 2003 Brand Sales. Skelaxin(R) may face generic competition as early as 2005 from the challenge of its patents by several competitors which filed with the FDA to obtain permission to market a generic version of Skelaxin(R). King has stated that if King's petition to the FDA with respect to these matters is rejected, "there is a substantial likelihood that a generic version of Skelaxin(R) will enter the market and our business, financial condition, results of operations and cash flows could be materially adversely affected."

      - Sonata(R) represents 5% of 2003 Brand Sales. The patent for Sonata(R) is expiring in June of 2008. As a result, King may face generic competition for Sonata(R) at that time.

----------
(1) 2003 Brand Sales constituted 90% of total King's sales for the period.

                                                                       EXHIBIT B

                              FOR IMMEDIATE RELEASE
                 ICAHN ISSUES OPEN LETTER TO MYLAN SHAREHOLDERS


New York, New York, December 17, 2004
Contact:  Yevgeny Fundler (212) 702-4329


High River Limited Partnership announces that it is releasing the following letter to shareholders of Mylan Laboratories, Inc.:



                         HIGH RIVER LIMITED PARTNERSHIP
                          767 FIFTH AVENUE - 47TH FLOOR
                            NEW YORK, NEW YORK 10153




                                              December 17, 2004




Dear Fellow Mylan Shareholder:

            We are strongly opposed to the proposed acquisition of King Pharmaceuticals Inc. by Mylan Laboratories Inc. In this regard, it is important to note that products responsible for nearly 66% of Kings net 2003 branded product sale and royalties may face generic competition from patent expiration and/or patent challenges in the next four years (see Attachment 1 to this letter for details).

            In order to help us evaluate the Mylan/King situation, we retained A.T. Kearney to provide us with a position paper on the pharmaceutical industry, Mylan and the proposed Mylan/King transaction. The report, which runs over 40 pages, was prepared with the participation of 5 senior members of the A.T. Kearney Pharmaceutical and Healthcare Practice. Among A.T. Kearney's conclusions is the following:

            "Mylan has significant opportunities to improve the financial performance of both its generic and branded businesses and achieve revenue and EBITDA growth that is at least comparable to its peers. The King acquisition does not address the key strategic imperatives necessary to substantially improve Mylan's performance across both business segments. Given Mylan's need to improve its position in the generic market and unlock the value of Nebivolol, the King acquisition will not meet these needs and should be avoided."

            As an alternative to the transaction with King, on November 19, 2004, we sent a letter to Mylan proposing an acquisition of Mylan at $20 per share. We indicated that we were prepared to enter into an acquisition contract with Mylan without requiring a break-up fee. This would allow Mylan to seek alternative buyers while we are doing customary due diligence. As we previously advised the Board, we anticipate contributing, together with our affiliates, $1.5 billion of the necessary equity. We are in discussions with a major financial institution regarding additional funding, and based upon those conversations, we are confident that once due diligence is provided, we would be able to submit to the Board a fully funded transaction.

            On December 10, we reaffirmed our $20 per share acquisition proposal. We also advised the Board that if they determine that Mylan cannot at this time put Mylan up for sale or grant due diligence because of the current King contract, we are willing to stand by our $20 per share proposal pending either the determination of Mylan shareholders to vote the King transaction down or the Board's determination that Mylan is legally free to put Mylan up for sale and grant due diligence. Rather than contact us, Mylan has indicated that it will not engage in discussions regarding our proposal. We continue to believe that our proposal presents an excellent alternative for Mylan shareholders to consider and we continue to stand by our $20 per share acquisition proposal. HOWEVER, WHETHER OR NOT MYLAN SHAREHOLDERS DESIRE TO PURSUE OUR PROPOSAL, WE BELIEVE THAT THE KING TRANSACTION SHOULD BE REJECTED BY MYLAN SHAREHOLDERS.

            We are not opposed to presenting Mylan shareholders with an opportunity for a legitimate vote on the King transaction. However, given the passage of time from the announcement of the proposed transaction we are very concerned that the Mylan Board, acting with the advice of its legal and financial advisors, may seek to avoid a shareholder vote by restructuring the transaction with King. Mylan could seek to do this, for example, by changing the transaction to include a lower component of Mylan stock and a cash payment by Mylan. IF YOU FEEL AS WE DO THAT ANY MYLAN/KING COMBINATION SHOULD BE PUT TO A VOTE OF MYLAN SHAREHOLDERS, PLEASE CONTACT OUR PROXY SOLICITORS, D.F. KING AT 800-269-6427 TO LET THEM KNOW OF YOUR CONCERNS.

            The Mylan Board has stated that "as fiduciaries" the Board seeks to take actions in the best interest of Mylan's shareholders. We do not believe it would ever be in the best interest of shareholders to complete a controversial transaction like the King deal without submitting it to a shareholder vote. IF MYLAN DOES DETERMINE TO ATTEMPT TO PROCEED WITH A TRANSACTION WITH KING WITHOUT SEEKING MYLAN SHAREHOLDER APPROVAL, REST ASSURED THAT WE WILL RESIST IT AND THAT WE WILL SEEK TO REPLACE THE MYLAN BOARD AS EARLY AS IS LEGALLY PERMISSIBLE. WE WILL ALSO SEEK TO HOLD ALL OF MYLAN'S OFFICERS, DIRECTORS AND ADVISORS WHO WERE INVOLVED IN SUCH ACTION FULLY RESPONSIBLE AND WILL CHALLENGE ANY PURPORTED INDEMNITY PROTECTIONS UPON WHICH THEY MIGHT ATTEMPT TO RELY. WE ALSO PROMISE, IF WE GAIN CONTROL, TO CONDUCT A THOROUGH REVIEW OF THE "BUSINESS DEALS BETWEEN THE COMPANY AND OFFICERS, DIRECTORS OR THEIR RELATIVES" REFERRED TO IN THE PITTSBURGH POST-GAZETTE ARTICLE QUOTED BELOW. MYLAN HAS ACCUSED US OF ATTEMPTING TO INTIMIDATE THE MYLAN BOARD. WE ARE STATING PLAINLY

THE ACTIONS WE WILL TAKE IF MYLAN ATTEMPTS TO PROCEED WITH A KING TRANSACTION WITHOUT SEEKING THE APPROVAL OF MYLAN SHAREHOLDERS. IF THIS IS INTIMIDATING TO THE MYLAN BOARD, THEN SO BE IT.

            Like you, we have a vested interest in Mylan and we mean to protect it. Although the Mylan Board continues to announce that they are acting "as fiduciaries," given their favorable treatment of Mr. Coury in the face of Mylan's performance relative to its largest competitors, and the questionable corporate governance practices at Mylan, discussed below, why should we trust them to do the right thing regarding the King transaction? As we have previously stated, from time to time, we take short positions in securities that we believe will fall in price. Mr. Coury has made much of the fact that we are short King stock, and therefore stand to benefit if the price of King stock falls. However, we point out to Mylan shareholders that while we are short only approximately
5.3 million shares of King, we own over 26 million shares of Mylan (an investment of in excess of $450 million dollars). Our interests are aligned with Mylan shareholders in protecting the value of Mylan. Contrast our position with that of Mr. Coury who, while boasting that he is a wealthy man, has only seen fit to purchase less than 2000 Mylan shares beyond those that were given to him by the Company.

            The A.T. Kearney report referred to above, indicates that for fiscal years 2002-2004, (years 2003 and 2004 being the "Coury years"), Mylan's revenue and EBITDA grew at a compounded annual growth rate of 11.6 percent and 10.7 percent, respectively, compared to 21 and 28 percent for its largest competitors. Given that performance, we would have expected Mr. Coury's compensation to suffer. However, in the 2003 fiscal year, Mylan paid Mr. Coury over $2.4 million in cash and stock options which Mylan reported as having a potential realizable value of between $12.7 and $32.7 million. In the 2004 fiscal year, Mr. Coury was paid over $3 million in cash and received restricted stock, which Mylan reported at a value of $6,150,375. We find this to be offensive and, given the fact that Mylan's generic segment revenue decreased by approximately 18 percent for the quarter ending September 30, 2004 over the results for September 30, 2003, it appears to us that the Board's apparent enthusiasm for existing management is misplaced.

            Corporate governance practices at Mylan have been subjected to criticism, as reported in the interactive edition of the Pittsburgh Post-Gazette on November 2, 2004:

                  GovernanceMetrics International, a New York firm that
            evaluates companies on corporate governance issues, ranks Mylan 2.5 on a scale of 1 to 10, with 10 being the best. It faulted the drug maker for compensation practices, lack of independent directors, and business deals between the company and officers, directors or their relatives, said Gavin Anderson, GovernanceMetrics chief executive officer.

                  Anderson cited the $2 million bonus Coury received in the
            fiscal year ended March 31, $1.1 million of which was guaranteed. His firm considers seven of Mylan's 11 directors non-independent. Five are current or former officers.

                  In the face of mounting criticism, more companies are putting more outsiders on their boards, believing shareholder interests are better served if more directors have fewer ties with management. Charles Elson, chairman of the University of Delaware's Weinberg Center for Corporate Governance said independent directors control 75 percent or more of the board seats at most companies.

                  Mylan has "an exceedingly high percentage of insiders or
            quasi-insiders compared to what's going on inside corporate America today," said Donald Hambrick, a management professor at Penn State's Smeal College of Business. "I can see why Icahn is trying to do what he is."

            As strong advocates for corporate democracy and shareholder rights for many years, we are extremely angered by events regarding Mylan stock. Recently, a New York based hedge fund, Perry Corp., made a filing with the Securities and Exchange Commission reporting its ownership of nearly 10% of Mylan's voting stock on a "hedged" basis. We are concerned that these hedging transactions may interfere with shareholders' legitimate expectations regarding "one person, one vote" and full enfranchisement for Mylan shareholders. We have recently commenced a lawsuit in the United States District Court for the Middle District of Pennsylvania to assure that voting of Mylan stock complies with applicable law. Rather than join us in pursuing this matter, as we believe they should, the Board of Mylan has instead indicated its intention to resist our lawsuit, despite the Board's protestations that it acts "as fiduciaries" in the best interests of Mylan's shareholders.

            MYLAN SHAREHOLDERS MUST BE ACTIVE AND VIGILANT IN PROTECTING THEIR RIGHTS AND THEIR INTERESTS IN MYLAN. WE URGE YOU TO OPPOSE THE PROPOSED MYLAN/KING TRANSACTION BY VOTING YOUR MYLAN SHARES AGAINST THE ISSUANCE OF MYLAN STOCK IN THE PROPOSED TRANSACTION.



                                               Very truly yours,



                                               High River Limited Partnership

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF MYLAN LABORATORIES INC. FOR USE AT ITS SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF MYLAN LABORATORIES INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY MR. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2004 WITH RESPECT TO MYLAN LABORATORIES INC. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE.

                                  ATTACHMENT 1


            King has a concentrated portfolio of brand name drugs consisting mainly of five products: Altace(R); Skelaxin(R); Levoxyl(R); Thrombin(R) and Sonata(R). As reflected in the King annual report on Form 10-K for the year ended December 31, 2003 (the "King Annual Report") those products accounted for approximately 77% of the net 2003 branded product sales and royalties ("2003 Brand Sales")(2). The King Annual Report states that, "if we cannot successfully enforce our rights under the patents relating to three of our largest products, Altace(R), Levoxyl(R) and Skelaxin(R), or relating to our product Prefest(R), against generic drug manufacturers, our results of operations could be materially adversely affected". Relevant drugs are discussed below:

      - Altace(R) represents 38% of 2003 Brand Sales. Altace(R) may face generic competition as early as 2005 from the challenge of its patents by Cobalt Pharmaceutical, which filed with the FDA to obtain permission to market a generic version of Altace. In any event, the key Altace(R) patent expires in 2008.

      - Levoxyl(R) represents 10% of 2003 Brand Sales. In June and July 2004, the FDA approved applications by competitors to permit marketing of their products as equivalent to Levoxyl(R). King has stated that the FDA decision "will adversely affect net sales of Levoxyl(R), our results of operations and cash flows."

      - Skelaxin(R) represents 13% of 2003 Brand Sales. Skelaxin(R) may face generic competition as early as 2005 from the challenge of its patents by several competitors which filed with the FDA to obtain permission to market a generic version of Skelaxin(R). King has stated that if King's petition to the FDA with respect to these matters is rejected, "there is a substantial likelihood that a generic version of Skelaxin(R) will enter the market and our business, financial condition, results of operations and cash flows could be materially adversely affected."

      - Sonata(R) represents 5% of 2003 Brand Sales. The patent for Sonata(R) is expiring in June of 2008. As a result, King may face generic competition for Sonata(R) at that time.


----------
(2) 2003 Brand Sales constituted 90% of total King's sales for the period.